Exhibit (a)(1)(iii)

ELIGIBLE OPTION GRANT AND RESTRICTED STOCK INFORMATION SHEET

Name

Address

City, State, Zip Code

Steps to properly complete this Eligible Option Grant Information Sheet

Step 1: By checkmark, indicate which Eligible Option you want to exchange.

Step 2: Initial the appropriate election where indicated.

Step 3: Return along with your Election Form to optionexchange@cumberlandpharma.com no later than 11:59 p.m. EDT on May 21, 2012.

If you elect to participate in the Exchange Program, this sheet must be properly completed, initialed and submitted with your Election Form no later than 11:59 p.m. EDT on May 21, 2012. If this Information Sheet is not properly completed, initialed and submitted with your Election Form, your Election Form will be rejected.

Eligible Option Grant [1]
Grant Date	Grant ID	Outstanding Stock Options	Number of Restricted Stock	ACCEPT	DECLINE	Initials
				☐	☐
				☐	☐
				☐	☐

[1]

Only options granted under the 1999 Plan, 2007 Plan or the 2007 Directors’ Plan with an exercise price of $9.00 or greater will be eligible for exchange. This information sheet lists only your options with exercise prices equal to $9.00 or greater. Each Eligible Option Grant you elect to tender for exchange must be tendered in whole, less any options previously exercised before the Expiration Date. If you would like to review all of the options granted to you by Cumberland, please contact Michelle Mays at:

2525 West End Avenue, Suite 950

Nashville, Tennessee 37203

Phone: (615) 255-0068

Email: mmays@cumberlandpharma.com